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                                                                    Exhibit 23.4

3rd January 2008

Mr. Carl Yeung
ATA Inc.
CC: MERRILL LYNCH

8th Floor, Tower E
6 Gongyuan West Street
Jian Guo Men Nei
Beijing 100005, China


Re. Letter of Authorization to use IDC research data in IPO
-----------------------------------------------------------


Dear Mr. Carl Yeung,

Absent prior written consent, the IDC name, logo, trademarks, or copyrighted information, cannot be used in promotional materials, publicity releases, advertising, or any other similar publications and communications, whether oral or written.

Please consider this letter as written authorization to use the IDC's name, and IDC data in the ATA Inc. prospectus for the special study: China Computer-based Testing 2006-2010 Forecast and Analysis - Mid term Data.

The text of the prospectus section headed Summary is based on the latest market research performed by IDC as of 9th December 2007. A copy of the final version of the text is attached for reference. "ATA is the leading provider of computer-based testing services in China, with the largest market share, 30.9%, in terms of revenue in 2006." Should there by changes of this text, please notify IDC immediately.

IDC is not responsible for any damage, or loss, resulting from the use of IDC information, regardless of the circumstance, and will be held harmless from any loss, costs, or expense suffered or incurred as a result of, or in connection with any claim, suit, action from any party pertaining to that use.

Should you have any questions, feel free to contact CoAnn Teoh at +65 6829 7732.


Best Regards,



CoAnn Teoh
Regional Account Executive
IDC Asia / Pacific

                                                              IDC Asia / Pacific
                                                            80 Anson Road #38-00
                                                             Fuji Xerox Building
                                                                Singapore 079907
                                                             Tel: (65) 6226 0330
                                                             Fax: (65) 6220 6116